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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: January 17, 2006

                        GATEWAY FINANCIAL HOLDINGS, INC.
               (Exact Name of Registrant as Specified in Charter)

         North Carolina                000-33223               56-2264354
    (State of incorporation)        (Commission File        (I.R.S. Employer
                                        Number)            Identification No.)

1145 North Road Street, Elizabeth City, North Carolina             27909
       (Address of principal executive offices)                  (Zip Code)

                    Issuer's telephone number: (252) 334-1511

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

               This document contains 3 pages, excluding exhibits.

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ITEM 5.02:  APPOINTMENT OF PRINCIPAL OFFICERS

        On January 17, 2006, Gateway Financial Holdings, Inc. (the "Company"), the holding company for Gateway Bank & Trust Co. (the "Bank"), announced the appointment of Theodore L. (Teddy) Salter as Senior Executive Vice President and Chief Financial Officer, effective January 17, 2006. Mr. Salter has had an extensive career in financial management and accounting and will replace the Interim CFO, Mark A. Jeffries, who will continue to serve in his previous capacity as Vice President and Controller.

        D. Ben Berry, Chairman, President and CEO of Gateway Financial, commented, "We are pleased to welcome Teddy to our organization. He brings a unique combination of operating and financial experience to this increasingly complex position. Teddy will be an important addition to our management team; his expertise will support our continued growth and help to enhance our exceptional financial performance."

        Since 1985, Mr. Salter has served first as Controller, and since 1988, as Vice President, Finance and Chief Financial Officer, of ITW Southland Division of Illinois Tool Works, a $12 billion publicly-traded manufacturer of highly engineered products and specialty systems. He was responsible for all financial planning, management, and reporting of divisional activities, including involvement in five successful acquisitions and their financing; implementation of risk management activities, investment strategies and the development of an operational reporting model focused on meeting financial objectives through the identification of key profit drivers; coordination with external and internal auditors, implementation of a management-by-objectives program, and various other incentive and retirement programs for his division.

        Prior to his experience with Southland, Mr. Salter was responsible for audits in a variety of industries, including banking, as a manager for Ernst & Young in their Norfolk, Virginia office. He has a B.S. in Accounting from the University of South Carolina and is a Certified Public Accountant.

        It is expected that Mr. Salter will be a party to an employment agreement with the Bank (the "Agreement"). The term of the Agreement will be for three years. On each anniversary of the effective date of the Agreement, the term will be automatically extended for an additional one year period beyond the then effective expiration date unless written notice from the Bank or Mr. Salter is received advising the other that the Agreement shall not be further extended. Mr. Salter has the option to terminate the Agreement upon sixty days' written notice to the Bank. While employed by the Bank and for one year following termination of employment, the Agreement will prohibit Mr. Salter from competing with the Bank. Under the Agreement, Mr. Salter will receive an annual cash salary, with annual adjustments and discretionary bonuses as determined by the Board of Directors of the Bank, and will be entitled to all fringe benefits that are generally provided by the Bank for its employees and executive officers. The Agreement also provides for certain payments to Mr. Salter upon the occurrence of certain events following any change in control of the Bank.

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        The Bank is a full-service community bank with a total of nineteen offices in Elizabeth City (3), Edenton, Kitty Hawk, Nags Head, Moyock, Plymouth, Raleigh and Roper, North Carolina, and in Virginia Beach (5), Chesapeake (2), Suffolk and Emporia, Virginia. The Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Corporation's web site at www.gatewaybankandtrust.com.

        The Common Stock of the Company is traded on the Nasdaq National Market under the symbol GBTS.

ITEM 9.01   (d):  EXHIBITS

Exhibit 99:       Press release

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                             GATEWAY FINANCIAL HOLDINGS, INC.


                                             By:   /s/ D.Ben Berry
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                                                   D. Ben Berry
                                                   President and
                                                   Chief Executive Officer

Date: January 17, 2006